Exhibit 99.1

Midas Announces Decision to Review Strategic Alternatives

ITASCA, Ill.--(BUSINESS WIRE)--August 11, 2011--Midas, Inc. (NYSE: MDS) today announced that its board of directors will explore and evaluate a range of strategic and financial alternatives to enhance value for stockholders. The company has retained J.P. Morgan Securities LLC to assist in this process.

Strategic and financial alternatives may include, but are not limited to, a possible sale, merger or other business combination. As part of its strategic review, the company will conduct an appraisal of its real estate portfolio of 208 properties which are occupied by company-operated Midas shops or leased to Midas franchisees. The properties were last appraised in late 2002.

There can be no assurances that this review will result in any action. Midas does not expect to make any further comments unless its board of directors has approved a specific course of action.

“Following its meeting earlier this week, our board concluded that this process will better enable it to determine the best path to enhance value for Midas stakeholders and the brand,” said Alan D. Feldman, Midas’ chairman and chief executive officer.

“As we announced in our second quarter earnings release on Aug. 4, the company continues to make solid progress in increasing sales at franchised and company-operated shops, in co-branding of Midas and SpeeDee locations and in improving profitability. Despite the company’s improving performance, the board feels that the current market valuation of Midas does not reflect the underlying value of its assets and prospects for future growth,” Feldman said.

In addition, the company clarified that the earnings per share guidance that it issued on Aug. 4 is prior to any potential impact and expenses associated with the board’s decision to explore strategic alternatives.

Kirkland & Ellis LLP serves as legal advisor to Midas, and Sard Verbinnen & Co is serving as investor relations counsel.

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at nearly 2,300 franchised, licensed and company-owned Midas shops in 15 countries, including more than 1,500 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 165 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2010 annual report on Form 10-K and subsequent filings.

CONTACT:
Midas, Inc.
Bob Troyer, (630) 438-3016
rtroyer@midas.com